Exhibit 10.25

SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

          THIS AMENDMENT to the Executive Employment Agreement dated February 12, 1999 (the “Agreement”) between CNS, Inc. (the “Company”) and Daniel Cohen (the “Employee”), as amended June 29, 2001 (“First Amendment”), is made and entered into as of the 29th day of June 2003.

1.

The purpose of this Amendment is to extend the employment of the Employee after June 30, 2003 in connection with the Employee’s position and duties as Chairman of the Board of CNS under the terms of the Agreement, as amended by the First Amendment. This Amendment is intended to modify the Agreement and First Amendment to the extent set forth herein.

2.

Pursuant to Paragraph 3 of the First Amendment, the Agreement, as amended, and Employee’s employment is extended until June 30, 2004 and each of the dates set forth in Paragraph 3 of the First Amendment shall be modified to read “June 30, 2004.”

3.

The parties acknowledge that the Company has satisfied its obligations to Employee with respect to the severance payments set forth in Paragraph 5 of the First Amendment and that such paragraph shall be null and void and of no further force and effect after June 30, 2003.

4.	Paragraph 8 of the First Amendment shall be modified to read as follows:

“In the event that the Company terminates the Employee’s employment during the term of the Agreement other than for Good Cause (as defined in Section 7(b) of the Agreement) or in the event the Employee resigns for Good Reason (as defined in Section 8(b)(i) of the Agreement), whether prior to or following a Change in Control of the Company, in consideration for the Employee executing a standard release agreement covering all claims against the Company as defined in the Agreement, the Company will: (a) pay to the Employee Eleven Thousand Seven Hundred Dollars ($11,700) per month, payable in semi-monthly installments and subject to tax withholding as required by law, until June 30, 2004; and (b) pay the COBRA premium on the Company’s health plan on behalf of the Employee until the earliest of: (i) June 30, 2004; or (ii) the date Employee otherwise ceases to be eligible for COBRA continuation coverage. Such payments shall be in lieu of any salary continuation, severance or other similar payment due upon termination of employment by the Company under the Agreement (including after a Change in Control of the Company), any policy, practice or arrangement of the Company. Employee shall be entitled to any benefits thereafter under any of the Company’s benefit plans to which terminated employees are entitled in accordance with law.”

5.

The provisions of Section 8 of the Agreement, as modified by Paragraph 9 of the First Amendment (other than the definition in Section 8(b)(i) referred to in Paragraph 4 above), shall be void and of no further force and effect from and after the date of this Second Amendment.

6.	The date in Paragraph 10 of the First Amendment is modified to read “July 1, 2004.”

7.	Except as specifically modified herein, all of the terms and conditions set forth in the Agreement and the First Amendment shall continue in full force and effect.

          IN WITNESS WHEREOF, this Second Amendment is executed on behalf of the Company by an Executive Officer who has the authority and approval of the Board and by the Employee as of the day and date set forth above.

CNS, INC.
/s/ Daniel Cohen	By:	/s/ Marti Morfitt

Daniel Cohen
	Its:	President and Chief Executive Officer